EXHIBIT 3.7


          CERTIFICATE ELIMINATING REFERENCE TO SERIES B 7% CONVERTIBLE
              PREFERRED STOCK FROM THE CERTIFICATE OF INCORPORATION

                                       OF

                        EVCI Career Colleges Incorporated

      (Pursuant to Section 151 (g) of the Delaware General Corporation Law)

EVCI Career Colleges Incorporated, a Delaware corporation (the "corporation"), does hereby certify:

     1. The name of the corporation is EVCI Career Colleges Incorporated.

     2. The designation of the series of shares of stock of the corporation to which this certificate relates is Series B 7% Convertible Preferred Stock.

     3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series B 7% Convertible Preferred Stock were provided for in a resolution adopted by the Board of Directors of the corporation pursuant to authority expressly vested in it by the provisions of its certificate of incorporation. A Certificate of Designations, corrected by Certificate of Correction and amended by Certificate of Amendment, corrected by Certificate of Correction (as so amended and corrected, the "Certificate of Designations"), setting forth such resolution, as amended by the stockholders, has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation law of the State of Delaware.

     4. The Board of Directors of the corporation has adopted the following resolutions:

        RESOLVED, that none of the authorized shares of the corporation's Series B 7% Convertible Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations; and be it further

        RESOLVED, that the proper officers of the corporation are hereby authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the corporation all reference to the Series B 7% Convertible Preferred Stock.

Executed on this 11th day of November, 2003.

                                      /S/ DR. JOHN J. MCGRATH
                                      ------------------------------------------
                                      Dr. John J. McGrath
                                      Chief Executive Officer and President